Exhibit 10.1

SUBSCRIPTION AGREEMENT

THIS SUBSCRIPTION AGREEMENT (this “Agreement”), dated as of March 9, 2009, by and among NextMart, Inc., a Delaware corporation (the “Company”), and Redrock Capital Venture, Limited, a corporation incorporated in the British Virgin Islands (the “Subscriber”).

WHEREAS, the Company and the Subscriber are executing and delivering this Agreement in reliance upon an exemption from securities registration afforded by the provisions of Section 4(2), Section 4(6) and/or Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”).

WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, the Company shall issue and sell to the Subscriber, as provided herein, and the Subscriber, shall purchase up to One Million Five Hundred Thousand Dollars ($1,500,000) (the "Purchase Price") of principal amount of promissory notes of the Company (“Note” or “Notes”), a form of which is annexed hereto as Exhibit A, convertible into shares of the Company's common stock, $0.01 par value (the "Common Stock") at a per share conversion price set forth in the Note (“Conversion Price”) and the shares of common stock of the Company issuable as prepaid interest (“Interest Shares”) (The Notes, the Interest Shares, and shares of Common Stock (“Conversion Shares”)  issuable upon conversion of the Notes shall herein be referred to collectively as the “Securities”).

WHEREAS, the Subscriber shall satisfy the Purchase Price by waiving the outstanding debts, totaling $1,500,000, due the Subscriber by the Company under the terms of two existing loan agreements between the Company and the Subscriber valued at $250,000 and $1,250,000 respectively (“Loan Agreements”). As of the date of this Agreement, and as set forth in the terms of the Loan Agreements, the Company has already received $1,250,000 in cash from the Subscriber, with the remaining $250,000 still outstanding. Upon payment of the outstanding sum of $250,000 by the Subscriber to the Company as part of its obligations under the Loan Agreements, the Purchase Price for the promissory notes, as set out herein, shall be considered to have been paid in full, and the Subscriber, upon receiving the promissory notes, shall consider the Company’s repayment of the loans set out the in the Loan Agreements as having been repaid in full and will waive, in writing, any and all liabilities of the Company as they relate to the Loan Agreements.

NOW, THEREFORE, in consideration of the mutual covenants and other agreements contained in this Agreement the Company and the Subscriber hereby agree as follows:

1.

Conditions To Closing.  Subject to the satisfaction or waiver of the terms and conditions of this Agreement, on the Closing Date, the Subscriber shall purchase and the Company shall sell to the Subscriber the Note in the principal amount designated on the signature page hereto.  The aggregate amount of the Notes to be purchased by the Subscriber on the Closing Date shall be equal to the Purchase Price.

2.

Closing Dates.   The “Initial Closing Date” shall mean the date hereof, when on such date, $1,250,000 has already been wire transferred to the Company or one of its designated parties in the form of loans. On the Initial  Closing Date, the Company will issue to Subscriber a Note for the $1,250,000 amount The Final Closing Date shall mean the date when the outstanding $250,000 has been transferred to the Company, provided that, such date shall be on or before May 1, 2009. On the Final Closing Date, the Company will issue to Subscriber a new Note for such additional amount funded by the Subscriber. The consummation of the transactions contemplated herein for all Closings shall take place at the offices of the Subscriber, Oriental Plaza Bldg. W3 12 Fl. East Chang'an Ave. Dongcheng District Beijing, 100738 PRC, upon the satisfaction of all conditions to Closing set forth in this Agreement.

3.

[Intentionally Left Blank].

4.

Subscriber's Representations and Warranties.  The Subscriber hereby represents and warrants to and agrees with the Company only as to such Subscriber that:

(a)

Organization and Standing of the Subscriber ..  If the Subscriber is an entity, such Subscriber is a corporation, partnership or other entity duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization.

(b)

Authorization and Power ..  The Subscriber has the requisite power and authority to enter into and perform this Agreement and to purchase the Notes being sold to it hereunder.  The execution, delivery and performance of this Agreement by such Subscriber and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or partnership action, and no further consent or authorization of such Subscriber or its Board of Directors, stockholders, partners, members, as the case may be, is required.  This Agreement has been duly authorized, executed and delivered by such Subscriber and constitutes, or shall constitute when executed and delivered, a valid and binding obligation of the Subscriber enforceable against the Subscriber in accordance with the terms thereof.

 (c)

No Conflicts ..  The execution, delivery and performance of this Agreement and the consummation by such Subscriber of the transactions contemplated hereby or relating hereto do not and will not (i) result in a violation of such Subscriber’s charter documents or bylaws or other organizational documents or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any agreement, indenture or instrument or obligation to which such Subscriber is a party or by which its properties or assets are bound, or result in a violation of any law, rule, or regulation, or any order, judgment or decree of any court or governmental agency applicable to such Subscriber or its properties (except for such conflicts, defaults and violations as would not, individually or in the aggregate, have a material adverse effect on such Subscriber).  Such Subscriber is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or to purchase the Notes in accordance with the terms hereof, provided that for purposes of the representation made in this sentence, such Subscriber is assuming and relying upon the accuracy of the relevant representations and agreements of the Company herein.

(d)

Information on Company.   The Subscriber has been furnished with or has had access at the EDGAR Website of the Commission to the Company's Form 10-KSB for the fiscal year ended September 30, 2008, as amended, and all periodic reports as filed with the Commission (hereinafter referred to as the "Reports").  In addition, the Subscriber has received in writing from the Company such other information concerning its operations, financial condition and other matters as the Subscriber has requested in writing (such other information is collectively, the "Other Written Information"), and considered all factors the Subscriber deems material in deciding on the advisability of investing in the Securities.

(e)

Information on Subscriber.  The Subscriber is, and will be at the time of the conversion of the Notes and exercise of the Warrants, an "accredited investor", as such term is defined in Regulation D promulgated by the Commission under the 1933 Act, is experienced in investments and business matters, has made investments of a speculative nature and has purchased securities of United States publicly-owned companies in private placements in the past and, with its representatives, has such knowledge and experience in financial, tax and other business matters as to enable the Subscriber to utilize the information made available by the Company to evaluate the merits and risks of and to make an informed investment decision with respect to the proposed purchase, which represents a speculative investment.  The Subscriber has the authority and is duly and legally qualified to purchase and own the Securities.  The Subscriber is able to bear the risk of such investment for an indefinite period and to afford a complete loss thereof.  The information set forth on the signature page hereto regarding the Subscriber is accurate.

(f)

Purchase of Notes.  On the Initial Closing Date and Final Closing Date, the Subscriber will purchase the Notes, in the amounts and at such times as indicated in Section 2 above,  as principal for its own account for investment only and not with a view toward, or for resale in connection with, the public sale or any distribution thereof.

(g)

Compliance with Securities Act.  The Subscriber understands and agrees that the Securities have not been registered under the 1933 Act or any applicable state securities laws, by reason of their issuance in a transaction that does not require registration under the 1933 Act (based in part on the accuracy of the representations and warranties of Subscriber contained herein), and that such Securities must be held indefinitely unless a subsequent disposition is registered under the 1933 Act or any applicable state securities laws or is exempt from such registration.

(h)

Shares Legend.  The Interest Shares shall bear the following legend:

"THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  THESE SHARES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAW OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO [THE COMPANY] THAT SUCH REGISTRATION IS NOT REQUIRED."

(i)

Note Legend.  The Note shall bear the following legend:

"THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO [THE COMPANY] THAT SUCH REGISTRATION IS NOT REQUIRED."

(J)

Communication of Offer.  The offer to sell the Securities was directly communicated to the Subscriber by the Company.  At no time was the Subscriber presented with or solicited by any leaflet, newspaper or magazine article, radio or television advertisement, or any other form of general advertising or solicited or invited to attend a promotional meeting otherwise than in connection and concurrently with such communicated offer.

(l)

Authority; Enforceability.  This Agreement and other agreements delivered together with this Agreement or in connection herewith have been duly authorized, executed and delivered by the Subscriber and are valid and binding agreements enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity; and Subscriber has full corporate power and authority necessary to enter into this Agreement and such other agreements and to perform its obligations hereunder and under all other agreements entered into by the Subscriber relating hereto.

(m)

Restricted Securities.   Subscriber understands that the Securities have not been registered under the 1933 Act and such Subscriber will not sell, offer to sell, assign, pledge, hypothecate or otherwise transfer any of the Securities unless pursuant to an effective registration statement under the 1933 Act.  Notwithstanding anything to the contrary contained in this Agreement, such Subscriber may transfer (without restriction and without the need for an opinion of counsel) the Securities to its Affiliates (as defined below) provided that each such Affiliate is an “accredited investor” under Regulation D and such Affiliate agrees to be bound by the terms and conditions of this Agreement. For the purposes of this Agreement, an “Affiliate” of any person or entity means any other person or entity directly or indirectly controlling, controlled by or under direct or indirect common control with such person or entity.  Affiliate includes each subsidiary of the Company.  For purposes of this definition, “control” means the power to direct the management and policies of such person or firm, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

(n)

No Governmental Review.  The Subscriber understands that no United States federal or state agency or any other governmental or state agency has passed on or made recommendations or endorsement of the Securities or the suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

(o)

Correctness of Representations.  The Subscriber represents as to such Subscriber that the foregoing representations and warranties are true and correct as of the date hereof and, unless a Subscriber otherwise notifies the Company prior to each Closing Date shall be true and correct as of each Closing Date.

(p)

Survival.  The foregoing representations and warranties shall survive the Closing Date until three years after the Closing Date.

5.

Company Representations and Warranties.  The Company represents and warrants to and agrees with each Subscriber that except as set forth in the Reports and as otherwise qualified in the Transaction Documents:

(a)

Due Incorporation.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power to own its properties and to carry on its business is disclosed in the Reports.  The Company is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the nature of the business conducted or property owned by it makes such qualification necessary, other than those jurisdictions in which the failure to so qualify would not have a Material Adverse Effect.  For purpose of this Agreement, a “Material Adverse Effect” shall mean a material adverse effect on the financial condition, results of operations, properties or business of the Company taken as a whole.  For purposes of this Agreement, “Subsidiary” means, with respect to any entity at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity) of which more than 50% of (i) the outstanding capital stock having (in the absence of contingencies) ordinary voting power to elect a majority of the board of directors or other managing body of such entity, (ii) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (iii) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such entity.  All the Company’s Subsidiaries as of the Closing Date are set forth in the Reports.

(b)

Outstanding Stock.  All issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable.

(c)

Authority; Enforceability.  This Agreement, the Note, the Interest Shares, and any other agreements delivered together with this Agreement or in connection herewith (collectively “Transaction Documents”) have been duly authorized, executed and delivered by the Company and are valid and binding agreements enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights generally and to general principles of equity.  The Company has full corporate power and authority necessary to enter into and deliver the Transaction Documents and to perform its obligations thereunder.

(d)

Additional Issuances.   There are no outstanding agreements or preemptive or similar rights affecting the Company's common stock or equity and no outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for, or agreements or understandings with respect to the sale or issuance of any shares of common stock or equity of the Company or other equity interest in any of the Subsidiaries of the Company except as described in the Reports.  The Common Stock of the Company on a fully diluted basis outstanding as of the last trading day preceding the Closing Date is set forth in the Reports.

(e)

Consents.  No consent, approval, authorization or order of any court, governmental agency or body or arbitrator having jurisdiction over the Company, or any of its Affiliates, any Principal Market, nor the Company's shareholders is required for the execution by the Company of the Transaction Documents and compliance and performance by the Company of its obligations under the Transaction Documents, including, without limitation, the issuance and sale of the Securities.

(f)

No Violation or Conflict.  Assuming the representations and warranties of the Subscriber in Section 4 are true and correct, neither the issuance and sale of the Securities nor the performance of the Company’s obligations under this Agreement and all other agreements entered into by the Company relating thereto by the Company will:

(i)

violate, conflict with, result in a breach of, or constitute a default (or an event which with the giving of notice or the lapse of time or both would be reasonably likely to constitute a default in any  material respect) of a material nature under (A) the articles or certificate of incorporation, charter or bylaws of the Company, (B) to the Company's knowledge, any decree, judgment, order, law, treaty, rule, regulation or determination applicable to the Company of any court, governmental agency or body, or arbitrator having jurisdiction over the Company or over the properties or assets of the Company or any of its Affiliates, (C) the terms of any bond, debenture, note or any other evidence of indebtedness, or any agreement, stock option or other similar plan, indenture, lease, mortgage, deed of trust or other instrument to which the Company or any of its Affiliates is a party, by which the Company or any of its Affiliates is bound, or to which any of the properties of the Company or any of its Affiliates is subject, or (D) the terms of any "lock-up" or similar provision of any underwriting or similar agreement to which the Company, or any of its Affiliates is a party except the violation, conflict, breach, or default of which would not have a Material Adverse Effect; or

(ii)

result in the creation or imposition of any lien, charge or encumbrance upon the Securities or any of the assets of the Company or any of its Affiliates; or

(iii)

result in the activation of any anti-dilution rights or a reset or repricing of any debt or security instrument of any other creditor or equity holder of the Company, nor result in the acceleration of the due date of any obligation of the Company; or

(iv)

result in the activation of any piggy-back registration rights of any person or entity holding securities or debt of the Company or having the right to receive securities of the Company.

(g)

The Securities.  The Securities upon issuance:

(i)

are, or will be, free and clear of any security interests, liens, claims or other encumbrances, subject to restrictions upon transfer under the 1933 Act and any applicable state securities laws;

(ii)

have been, or will be, duly and validly authorized and on the date of issuance of the Notes and Interest Shares and upon conversion of the Notes, the Conversion Shares will be duly and validly issued, fully paid and nonassessable or if registered pursuant to the 1933 Act, and resold pursuant to an effective registration statement will be free trading and unrestricted);

(iii)

will not have been issued or sold in violation of any preemptive or other similar rights of the holders of any securities of the Company;

(iv)

will not subject the holders thereof to personal liability by reason of being such holders provided Subscriber’s representations herein are true and accurate and Subscriber take no actions or fail to take any actions required for their purchase of the Securities to be in compliance with all applicable laws and regulations; and

(v)

will not result in a violation of Section 5 under the 1933 Act.

(h)

Litigation.  There is no pending or, to the best knowledge of the Company, threatened action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over the Company, or any of its Affiliates that would affect the execution by the Company or the performance by the Company of its obligations under the Transaction Documents.  Except as disclosed in the Reports, there is no pending or, to the best knowledge of the Company, basis for or threatened action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over the Company, or any of its Affiliates which litigation if adversely determined would have a Material Adverse Effect.

(i)

Reporting Company.  The Company is a publicly-held company subject to reporting obligations pursuant to Section 13 of the Securities Exchange Act of 1934 (the “1934 Act”) and has a class of common shares registered pursuant to Section 12(g) of the 1934 Act.  Pursuant to the provisions of the 1934 Act, the Company has timely filed all reports and other materials required to be filed thereunder with the Commission during the preceding twelve months.

(j)

No Market Manipulation.  The Company and its Affiliates have not taken, and will not take, directly or indirectly, any action designed to, or that might reasonably be expected to, cause or result in stabilization or manipulation of the price of the Common Stock to facilitate the sale or resale of the Securities or affect the price at which the Securities may be issued or resold, provided, however, that this provision shall not prevent the Company from engaging in investor relations/public relations activities consistent with past practices.

(k)

Information Concerning Company.  The Reports contain all material information relating to the Company and its operations and financial condition as of their respective dates and all the information required to be disclosed therein.   Since the last day of the fiscal year of the most recent audited financial statements included in the Reports (“Latest Financial Date”), and except as modified in the Other Written Information or in the Schedules hereto, there has been no Material Adverse Event relating to the Company's business, financial condition or affairs not disclosed in the Reports. The Reports do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances when made.

(l)

Stop Transfer.  The Company will not issue any stop transfer order or other order impeding the sale, resale or delivery of any of the Securities, except as may be required by any applicable federal or state securities laws and unless contemporaneous notice of such instruction is given to the Subscriber.

(m)

Defaults.   The Company is not in violation of its articles of incorporation or bylaws.  The Company is (i) not in default under or in violation of any other material agreement or instrument to which it is a party or by which it or any of its properties are bound or affected, which default or violation would have a Material Adverse Effect (after giving effect to the use of the proceeds hereof to pay down certain Company debt), (ii) not in default with respect to any order of any court, arbitrator or governmental body or subject to or party to any order of any court or governmental authority arising out of any action, suit or proceeding under any statute or other law respecting antitrust, monopoly, restraint of trade, unfair competition or similar matters, or (iii) to the Company’s knowledge not in violation of any statute, rule or regulation of any governmental authority which violation would have a Material Adverse Effect.

(n)

Not an Integrated Offering.  Neither the Company, nor any of its Affiliates, nor any person acting on its or their behalf, has directly or indirectly made any offers or sales of any security or solicited any offers to buy any security under circumstances that would cause the offer of the Securities pursuant to this Agreement to be integrated with prior offerings by the Company for purposes of the 1933 Act or any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of the OTC Bulletin Board (“Bulletin Board”) any Principal Market which would impair the exemptions relied upon in this Offering (as defined in Section 8) or the Company’s ability to timely comply with its obligations hereunder.  Nor will the Company or any of its Affiliates take any action or steps that would cause the offer or issuance of the Securities to be integrated with other offerings which would impair the exemptions relied upon in this Offering or the Company’s ability to timely comply with its obligations hereunder.  The Company will not conduct any offering other than the transactions contemplated hereby that will be integrated with the offer or issuance of the Securities, which would impair the exemptions relied upon in this Offering or the Company’s ability to timely comply with its obligations hereunder.

(o)

No General Solicitation.  Neither the Company, nor any of its Affiliates, nor to its knowledge, any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the 1933 Act) in connection with the offer or sale of the Securities.

(p)

Listing.  The Company's common stock is quoted on the Bulletin Board. The Company has not received any oral or written notice that its common stock is not eligible nor will become ineligible for quotation on the Bulletin Board nor that its common stock does not meet all requirements for the continuation of such quotation.  The Company satisfies all the requirements for the continued quotation of its common stock on the Bulletin Board.

(q)

No Undisclosed Liabilities.  The Company has no liabilities or obligations which are material, individually or in the aggregate, which are not disclosed in the Reports and Other Written Information, other than those incurred in the ordinary course of the Company’s businesses since the Latest Financial Date and which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, except as disclosed in the Reports.

(r)

No Undisclosed Events or Circumstances.  Since the Latest Financial Date, no event or circumstance has occurred or exists with respect to the Company or its businesses, properties, operations or financial condition, that, under applicable law, rule or regulation, requires public disclosure or announcement prior to the date hereof by the Company but which has not been so publicly announced or disclosed in the Reports.

(s)

Capitalization.  The authorized and outstanding capital stock of the Company as of the date of this Agreement and the Closing Date (not including the Securities) are set forth in the Reports.  Except as set forth in the Reports, there are no options, warrants, or rights to subscribe to, securities, rights or obligations convertible into or exchangeable for or giving any right to subscribe for any shares of capital stock of the Company or any of its Subsidiaries.  All of the outstanding shares of Common Stock of the Company have been duly and validly authorized and issued and are fully paid and nonassessable.

(t)

Dilution.   The Company's executive officers and directors understand the nature of the Securities being sold hereby and recognize that the issuance of the Securities will have a potential dilutive effect on the equity holdings of other holders of the Company’s equity or rights to receive equity of the Company.  The board of directors of the Company has concluded, in its good faith business judgment that the issuance of the Securities is in the best interests of the Company.  The Company specifically acknowledges that its obligation to issue the Conversion Shares upon conversion of the Notes is binding upon the Company and enforceable regardless of the dilution such issuance may have on the ownership interests of other shareholders of the Company or parties entitled to receive equity of the Company.

(u)

No Disagreements with Accountants and Lawyers.  There are no disagreements of any kind presently existing, or reasonably anticipated by the Company to arise, between the Company and the accountants and lawyers formerly or presently employed by the Company, including but not limited to disputes or conflicts over payment owed to such accountants and lawyers.

(v)

[intentionally left blank]

(w)

Investment Company.   Neither the Company nor any Affiliate is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(x)

Subsidiary Representations.   The Company makes each of the representations contained in Sections 5(a), (b), (d), (e), (f), (h), (k), (m), (q), (r), (s), (u), (w) and (z) of this Agreement, as same relate to each Subsidiary of the Company.

(y)

Company Predecessor.   All representations made by or relating to the Company of a historical or prospective nature and all undertaking described in Sections 9(g) through 9(l) shall relate and refer to the Company, its predecessors, and the Subsidiaries.

(z)

Solvency.   Based on the financial condition of the Company as of the Closing Date after giving effect to the receipt by the Company of the proceeds from the Offering (i) the Company’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of the Company’s existing debts and other liabilities (including known contingent liabilities) as they mature; (ii) the Company’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Company, and projected capital requirements and capital availability thereof; and (iii) the current cash flow of the Company, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid.  The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

(aa)

Correctness of Representations.  The Company represents that the foregoing representations and warranties are true and correct as of the date hereof in all material respects, and, unless the Company otherwise notifies the Subscriber prior to each Closing Date, shall be true and correct in all material respects as of each Closing Date.

(bb)

Survival.  The foregoing representations and warranties shall survive each Closing Date until three years after the latest Closing Date.

6.

Regulation D Offering.  The offer and issuance of the Securities to the Subscriber is being made pursuant to the exemption from the registration provisions of the 1933 Act afforded by Section 4(2) or Section 4(6) of the 1933 Act and/or Rule 506 of Regulation D promulgated thereunder.    The Company will provide, at the Company's expense, such legal opinions as are reasonably necessary for the issuance and resale of the Common Stock issuable upon conversion of the Notes and exercise of the Warrants pursuant to an effective registration statement.

7.1.

Conversion of Note.

(a)

Upon the conversion of a Note or part thereof, the Company shall, at its own cost and expense, take all necessary action, including obtaining and delivering, an opinion of counsel to assure that the Company's transfer agent shall issue stock certificates in the name of Subscriber (or its nominee) or such other persons as designated by Subscriber and in such denominations to be specified at conversion representing the number of shares of Common Stock issuable upon such conversion.  The Company warrants that no instructions other than these instructions have been or will be given to the transfer agent of the Company's Common Stock and that, unless waived by the Subscriber, the Shares will be free-trading, and freely transferable, and will not contain a legend restricting the resale or transferability of the Shares provided the Shares are being sold pursuant to an effective registration statement covering the Shares or are otherwise exempt from registration.

(b)

Subscriber will give notice of its decision to exercise its right to convert the Note, interest, any sum due to the Subscriber under the Transaction Documents including Liquidated Damages, or part thereof by telecopying an executed and completed Notice of Conversion (a form of which is annexed as Exhibit A to the Note) to the Company via confirmed telecopier transmission or otherwise pursuant to Section 12(a) of this Agreement.  The Subscriber will not be required to surrender the Note until the Note has been fully converted or satisfied or a replacement note has been issued to reflect any conversion or payment.  Each date on which a Notice of Conversion is telecopied to the Company in accordance with the provisions hereof shall be deemed a Conversion Date.  The Company will itself or cause the Company’s transfer agent to transmit the Company's Common Stock certificates representing the Conversion Shares issuable upon conversion of the Note to the Subscriber via express courier for receipt by such Subscriber within seven (7) business days after receipt by the Company of the Notice of Conversion (such third day being the "Delivery Date").  In the event the Conversion Shares are electronically transferable, then delivery of the Shares must be made by electronic transfer provided request for such electronic transfer has been made by the Subscriber and the Subscriber has complied with all applicable securities laws in connection with the sale of the Common Stock, including, without limitation, the prospectus delivery requirements.   A Note representing the balance of the Note not so converted will be provided by the Company to the Subscriber if requested by Subscriber, provided the Subscriber delivers  the original Note to the Company. In the event that a Subscriber elects not to surrender a Note for reissuance upon partial payment or conversion, the Subscriber hereby indemnifies the Company against any and all loss or damage attributable to a third-party claim in an amount in excess of the actual amount then due under the Note.  “Business day” and “trading day” as employed in the Transaction Documents is a day that the New York Stock Exchange is open for trading for three or more hours.

(c)

The Company understands that a delay in the delivery of the Conversion Shares in the form required pursuant to Section 7.1 hereof, or the Mandatory Redemption Amount described in Section 7.2 hereof, respectively after the Delivery Date or the Mandatory Redemption Payment Date (as hereinafter defined) could result in economic loss to the Subscriber.  As compensation to the Subscriber for such loss, the Company agrees to pay (as liquidated damages and not as a penalty) to the Subscriber for late issuance of Shares in the form required pursuant to Section 7.1 hereof upon Conversion of the Note in the amount of $100 per business day after the Delivery Date for each $10,000 of Note principal amount being converted of the corresponding Shares which are not timely delivered.  The Company shall pay any payments incurred under this Section in immediately available funds upon demand.  Furthermore, in addition to any other remedies which may be available to the Subscriber, in the event that the Company fails for any reason to effect delivery of the Shares by the Delivery Date or make payment by the Mandatory Redemption Payment Date, the Subscriber may revoke all or part of the relevant Notice of Conversion or rescind all or part of the notice of Mandatory Redemption by delivery of a notice to such effect to the Company whereupon the Company and the Subscriber shall each be restored to their respective positions immediately prior to the delivery of such notice, except that the liquidated damages described above shall be payable through the date notice of revocation or rescission is given to the Company.

(d)

Nothing contained herein or in any document referred to herein or delivered in connection herewith shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law.  In the event that the rate of interest or dividends required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Company to the Subscriber and thus refunded to the Company.

7.2.

Mandatory Redemption at Subscriber’s Election.  In the event (i) the Company is prohibited from issuing Conversion Shares, (ii) the Company fails to timely deliver Conversion Shares on a Delivery Date, (iii) upon the occurrence of any other Event of Default (as defined in the Note or in this Agreement), (iv) of the liquidation, dissolution or winding up of the Company, or (v) a Change of Control (as defined below) any of which that continues for more than ten days, then at the Subscriber's election, the Company must pay to the Subscriber ten (10) business days after request by the Subscriber, at the Subscriber’s election, a sum of money determined by (y) multiplying up to the outstanding principal amount of the Note designated by the Subscriber by 120%, or (z) multiplying the number of Shares otherwise deliverable upon conversion of an amount of Note principal and/or interest designated by the Subscriber (with the date of giving of such designation being a “Deemed Conversion Date”) at the Conversion Price that would be in effect on the Deemed Conversion Date by the highest closing price of the Common Stock on the Principal Market for the period commencing on the Deemed Conversion Date until the day prior to the receipt by the Subscriber of the Mandatory Redemption Payment, whichever is greater, together with accrued but unpaid interest thereon ("Mandatory Redemption Payment"). The Mandatory Redemption Payment must be received by the Subscriber on the same date as the Company Shares otherwise deliverable or within ten (10) business days after request, whichever is sooner ("Mandatory Redemption Payment Date"). Upon receipt of the Mandatory Redemption Payment, the corresponding Note principal and interest will be deemed paid and no longer outstanding.  Liquidated damages calculated pursuant to Section 7.1(c) hereof, that have been paid or accrued for the twenty day period prior to the actual receipt of the Mandatory Redemption Payment by the Subscriber shall be credited against the Mandatory Redemption Payment.   For purposes of this Section 7.2, “Change in Control” shall mean (i) the Company no longer having a class of shares publicly traded or listed on a Principal Market, (ii) the Company becoming a Subsidiary of another entity, (iii) a majority of the board of directors of the Company as of the Closing Date no longer serving as directors of the Company except due to natural causes, (iv) if the holders of the Company’s Common Stock as of the Closing Date beneficially own at any time after the Closing Date (after giving effect to this transaction)  less than forty percent of the Common stock owned by them on the Closing Date, or (v) the sale, lease or transfer of substantially all the assets of the Company or Subsidiaries other than events previously disclosed in the Reports.

7.4.

Injunction Posting of Bond.  In the event a Subscriber shall elect to convert a Note or part thereof, the Company may not refuse conversion or exercise based on any claim that such Subscriber or any one associated or affiliated with such Subscriber has been engaged in any violation of law, or for any other reason, unless, an injunction from a court, on notice, restraining and or enjoining conversion of all or part of such Note or exercise of all or part of such Warrant shall have been sought and obtained by the Company and the Company has posted a surety bond for the benefit of such Subscriber in the amount of 120% of the outstanding principal and interest of the Note, or aggregate purchase price of the Warrant Shares which are sought to be subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such Subscriber to the extent Subscriber obtains judgment.  Notwithstanding the foregoing, if the Company receives an order restraining it from converting from a court or administration agency of competent jurisdiction, it shall comply without a bond requirement.

7.5.

Buy-In.  In addition to any other rights available to the Subscriber, if the Company fails to deliver to the Subscriber such shares issuable upon conversion of a Note by the Delivery Date and if after seven (7) business days after the Delivery Date the Subscriber purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Subscriber of the Common Stock which the Subscriber was entitled to receive upon such conversion (a "Buy-In"), then the Company shall pay in cash to the Subscriber (in addition to any remedies available to or elected by the Subscriber) the amount by which (A) the Subscriber's total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (B) the aggregate principal and/or interest amount of the Note for which such conversion was not timely honored, together with interest thereon at a rate of 15% per annum, accruing until such amount and any accrued interest thereon is paid in full (which amount shall be paid as liquidated damages and not as a penalty).  For example, if the Subscriber purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of $10,000 of note principal and/or interest, the Company shall be required to pay the Subscriber $1,000, plus interest. The Subscriber shall provide the Company written notice indicating the amounts payable to the Subscriber in respect of the Buy-In.

7.6

Adjustments.   The Conversion Price shall be adjusted as described in this Agreement and the Notes.

7.7.

Redemption.    The Note shall not be redeemable or mandatorily convertible except as described in the Note.

8.

Covenants of the Company.  The Company covenants and agrees with the Subscriber as follows:

(a)

Stop Orders.  The Company will advise the Subscriber, within two hours after the Company receives notice of issuance by the Commission, any state securities commission or any other regulatory authority of any stop order or of any order preventing or suspending any offering of any securities of the Company, or of the suspension of the qualification of the Common Stock of the Company for offering or sale in any jurisdiction, or the initiation of any proceeding for any such purpose.

(b)

Listing.  The Company shall promptly secure the listing of the shares of Common Stock upon each national securities exchange, or electronic or automated quotation system upon which they are or become eligible for listing and shall maintain such listing so long as any Notes or Warrants are outstanding.  The Company will maintain the listing of its Common Stock on the American Stock Exchange, Nasdaq SmallCap Market, Nasdaq National Market System, OTC-Bulletin Board Market, or New York Stock Exchange (whichever of the foregoing is at the time the principal trading exchange or market for the Common Stock (the “Principal Market”)), and will comply in all respects with the Company's reporting, filing and other obligations under the bylaws or rules of the Principal Market, as applicable. The Company will provide the Subscriber copies of all notices it receives notifying the Company of the threatened and actual delisting of the Common Stock from any Principal Market.  As of the date of this Agreement, the Bulletin Board is the Principal Market.

(c)

Market Regulations.  The Company shall notify the Commission, the Principal Market and applicable state authorities, in accordance with their requirements, of the transactions contemplated by this Agreement, and shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Securities to the Subscriber and promptly provide copies thereof to Subscriber.

(d)

Filing Requirements.  From the date of this Agreement and until the later of (i) two (2) years after the Closing Date, or (ii) until all the Interest Shares have been resold or transferred by all the Subscriber pursuant to the Registration Statement or pursuant to Rule 144, without regard to volume limitations, the Company will (A) cause its Common Stock to continue to be registered under Section 12(b) or 12(g) of the 1934 Act, (B) comply in all respects with its reporting and filing obligations under the 1934 Act, (C) voluntarily comply with all reporting requirements that are applicable to an issuer with a class of shares registered pursuant to Section 12(g) of the 1934 Act, if Company is not subject to such reporting requirements, and (D) comply with all requirements related to any registration statement filed pursuant to this Agreement.  The Company will use its best efforts not to take any action or file any document (whether or not permitted by the 1933 Act or the 1934 Act or the rules thereunder) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under said acts until two (2) years after the Second Closing Date.  The Company agrees to timely file a Form D with respect to the Securities if required under Regulation D and to provide a copy thereof to each Subscriber promptly after such filing.

(e)

Use of Proceeds.  The proceeds of the Offering will be employed by the Company for the purposes set forth on Schedule 9(e) hereto.  Except as set forth on Schedule 9(e), the Purchase Price may not and will not be used for accrued and unpaid officer and director salaries, payment of financing related debt, redemption of outstanding notes or equity instruments of the Company, litigation related expenses or settlements, brokerage fees, nor non-trade obligations outstanding on a Closing Date.

(f)

Reservation.   Prior to the Closing Date, the Company undertakes to reserve, pro rata, on behalf of the Subscriber from its authorized but unissued common stock, a number of common shares equal to 100% of the amount of Common Stock necessary to allow the Subscriber to be able to convert all Notes issuable pursuant to this Agreement.  Failure to have sufficient shares reserved pursuant to this Section 9(f) for five (5) consecutive business days or fifteen (15) days in the aggregate shall be a material default of the Company’s obligations under this Agreement and an Event of Default under the Note.

(g)

Taxes.  From the date of this Agreement and until the later of (i) two (2) years after the Closing Date, or (ii) until all the Interest Shares have been resold or transferred by all the Subscriber pursuant to the Registration Statement or pursuant to Rule 144, without regard to volume limitations, the Company will promptly pay and discharge, or cause to be paid and discharged, when due and payable, all lawful taxes, assessments and governmental charges or levies imposed upon the income, profits, property or business of the Company; provided, however, that any such tax, assessment, charge or levy need not be paid if the validity thereof shall currently be contested in good faith by appropriate proceedings and if the Company shall have set aside on its books adequate reserves with respect thereto, and provided, further, that the Company will pay all such taxes, assessments, charges or levies forthwith upon the commencement of proceedings to foreclose any lien which may have attached as security therefore.

(h)

Insurance.  From the date of this Agreement and until the later of (i) two (2) years after the Closing Date, or (ii) until all the Interest Shares have been resold or transferred by all the Subscriber pursuant to the Registration Statement or pursuant to Rule 144, without regard to volume limitations, the Company will keep its assets which are of an insurable character insured by financially sound and reputable insurers against loss or damage by fire, explosion and other risks customarily insured against by companies in the Company’s line of business, in amounts sufficient to prevent the Company from becoming a co-insurer and not in any event less than one hundred percent (100%) of the insurable value of the property insured; and the Company will maintain, with financially sound and reputable insurers, insurance against other hazards and risks and liability to persons and property to the extent and in the manner customary for companies in similar businesses similarly situated and to the extent available on commercially reasonable terms.

(i)

Books and Records.  From the date of this Agreement and until the later of (i) two (2) years after the Closing Date, or (ii) until all the Interest Shares have been resold or transferred by all the Subscriber pursuant to the Registration Statement or pursuant to Rule 144, without regard to volume limitations, the Company will keep true records and books of account in which full, true and correct entries will be made of all dealings or transactions in relation to its business and affairs in accordance with generally accepted accounting principles applied on a consistent basis.

(j)

Governmental Authorities.   From the date of this Agreement and until the later of (i) two (2) years after the Closing Date, or (ii) until all the Interest Shares have been resold or transferred by all the Subscriber pursuant to the Registration Statement or pursuant to Rule 144, without regard to volume limitations, the Company shall duly observe and conform in all material respects to all valid requirements of governmental authorities relating to the conduct of its business or to its properties or assets.

(k)

Intellectual Property.  From the date of this Agreement and until the later of (i) two (2) years after the Closing Date, or (ii) until all the Interest Shares have been resold or transferred by all the Subscriber pursuant to the Registration Statement or pursuant to Rule 144, without regard to volume limitations, the Company shall maintain in full force and effect its corporate existence, rights and franchises and all licenses and other rights to use intellectual property owned or possessed by it and reasonably deemed to be necessary to the conduct of its business, unless it is sold for value.

(l)

Properties.  From the date of this Agreement and until the later of (i) two (2) years after the Closing Date, or (ii) until all the Interest Shares have been resold or transferred by all the Subscriber pursuant to the Registration Statement (as defined in Section 11.1(iv) hereof) or pursuant to Rule 144, without regard to volume limitations, the Company will keep its properties in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all necessary and proper repairs, renewals, replacements, additions and improvements thereto; and the Company will at all times comply with each provision of all leases to which it is a party or under which it occupies property if the breach of such provision could reasonably be expected to have a Material Adverse Effect.

(m)

Confidentiality/Public Announcement.  From the date of this Agreement and until the later of (i) two (2) years after the Closing Date, or (ii) until all the Interest Shares have been resold or transferred by all the Subscriber pursuant to the Registration Statement or pursuant to Rule 144, without regard to volume limitations, the Company agrees that except in connection with a Form 8-K or the Registration Statement or as otherwise required in any other Commission filing, it will not disclose publicly or privately the identity of the Subscriber unless expressly agreed to in writing by a Subscriber, only to the extent required by law and then only upon five days prior notice to Subscriber.  In any event and subject to the foregoing, the Company shall file a Form 8-K or make a public announcement describing the Offering not later than the first business day after each Closing Date.

(n)

Blackout.    The Company undertakes and covenants that the Company will not enter into any acquisition, merger, exchange or sale or other transaction that could have the effect of delaying the effectiveness of any pending registration statement or causing an already effective registration statement to no longer be effective or current for a period ten (10) or more consecutive days nor more than twenty (20) days during any consecutive three hundred and sixty-five (365) day period.

(o)

Non-Public Information.  The Company covenants and agrees that neither it nor any other person acting on its behalf will provide any Subscriber or its agents or counsel with any information that the Company believes constitutes material non-public information, unless prior thereto such Subscriber shall have agreed in writing to receive such information.  The Company understands and confirms that the Subscriber shall be relying on the foregoing representations in effecting transactions in securities of the Company.

10.

Covenants of the Company and Subscriber Regarding Indemnification.

(a)

The Company agrees to indemnify, hold harmless, reimburse and defend the Subscriber, the Subscriber' officers, directors, agents, Affiliates, control persons, and principal shareholders, against any claim, cost, expense, liability, obligation, loss or damage (including reasonable legal fees) of any nature, incurred by or imposed upon the Subscriber or any such person which results, arises out of or is based upon (i) any material misrepresentation by Company or material breach of any warranty by Company in this Agreement or in any Exhibits or Schedules attached hereto, or other agreement delivered pursuant hereto; or (ii) after any applicable notice and/or cure periods, any material breach or default in performance by the Company of any covenant or undertaking to be performed by the Company hereunder, or any other agreement entered into by the Company and Subscriber relating hereto.

(b)

The Subscriber agrees to indemnify, hold harmless, reimburse and defend the Company and each of the Company’s officers, directors, agents, Affiliates, control persons against any claim, cost, expense, liability, obligation, loss or damage (including reasonable legal fees) of any nature, incurred by or imposed upon the Company or any such person which results, arises out of or is based upon (i) any material misrepresentation by such Subscriber in this Agreement or in any Exhibits or Schedules attached hereto, or other agreement delivered pursuant hereto; or (ii) after any applicable notice and/or cure periods, any material breach or default in performance by such Subscriber of any  covenant or undertaking to be performed by such Subscriber hereunder, or any other agreement entered into by the Company and Subscriber, relating hereto.

(c)

In no event shall the liability of the Subscriber or permitted successor hereunder or under any Transaction Document or other agreement delivered in connection herewith be greater in amount than the dollar amount of the net proceeds actually received by such Subscriber upon the sale of Registrable Securities (as defined herein).

  (d)

The procedures set forth in Section 11.6 shall apply to the indemnification set forth in Sections 10(a) and 10(b) above.

11.1.

Registration Rights.  The Company hereby grants the following registration rights to holders of the Securities.

(i)

On one occasion after the Closing Date, but not later than two (2) years after the Closing Date, upon a written request therefor from the Subscriber, the Company shall prepare and file with the Commission a registration statement under the 1933 Act registering the Registrable Securities, as defined in Section 11.1(iv) hereof, which are the subject of such request for unrestricted public resale by the holder thereof.  For purposes of Sections 11.1(i) and 11.1(ii), Registrable Securities shall not include Securities which are (A) registered for resale in an effective registration statement, (B) included for registration in a pending registration statement, or  (C) which have been issued without further transfer restrictions after a sale or transfer pursuant to Rule 144 under the 1933 Act.

(ii)

If the Company at any time proposes to register any of its securities under the 1933 Act for sale to the public, whether for its own account or for the account of other security holders or both, except with respect to registration statements on Forms S4, S8 or another form not available for registering the Registrable Securities for sale to the public, provided the Registrable Securities are not otherwise registered for resale pursuant to an effective registration statement, each such time it will give at least fifteen (15) days' prior written notice to the record holder of the Registrable Securities of its intention so to do. Upon the written request of the Subscriber, received by the Company within ten (10) days after the giving of any such notice by the Company, to register any of the Registrable Securities not previously registered, the Company will cause such Registrable Securities as to which registration shall have been so requested to be included with the securities to be covered by the registration statement proposed to be filed by the Company, all to the extent required to permit the sale or other disposition of the Registrable Securities so registered by the holder of such Registrable Securities (the “Seller” or “Sellers”). In the event that any registration pursuant to this Section 11.1(ii) shall be, in whole or in part, an underwritten public offering of common stock of the Company, the number of shares of Registrable Securities to be included in such an underwriting may be reduced by the managing underwriter if and to the extent that the Company and the underwriter shall reasonably be of the opinion that such inclusion would adversely affect the marketing of the securities to be sold by the Company therein; provided, however, that the Company shall notify the Seller in writing of any such reduction. Notwithstanding the foregoing provisions, or Section 11.4 hereof, the Company may withdraw or delay or suffer a delay of any registration statement referred to in this Section 11.1(ii) without thereby incurring any liability to the Seller.

(iii)

If, at the time any written request for registration is received by the Company pursuant to Section 11.1(i), the Company has determined to proceed with the actual preparation and filing of a registration statement under the 1933 Act in connection with the proposed offer and sale for cash of any of its securities for the Company's own account and the Company actually does file such other registration statement, such written request shall be deemed to have been given pursuant to Section 11.1(ii) rather than Section 11.1(i), and the rights of the holders of Registrable Securities covered by such written request shall be governed by Section 11.1(ii).

(vi)

 Registrable Securities shall mean the Interest Shares and the Conversion Shares. The Filing Date shall mean the 45th calendar day from the date the Company receives the written request(s) from the Subscriber as provided in Section 11.1(i) or 11.1(ii). The Effective Date shall mean the 120th day from filing a registration statement required under Section 11.1(i) or 11.1(ii).

11.2.

Registration Procedures. If and whenever the Company is required by the provisions of Section 11.1(i), 11.1(ii), or 11.1(iii) to effect the registration of any Registrable Securities under the 1933 Act, the Company will, as expeditiously as possible:

(a)

subject to the timelines provided in this Agreement, prepare and file with the Commission a registration statement required by Section 11, with respect to such securities and use its best efforts to cause such registration statement to become and remain effective for the period of the distribution contemplated thereby (determined as herein provided), promptly provide to the holders of the Registrable Securities copies of all filings and Commission letters of comment and notify Subscriber (by telecopier and by e-mail addresses provided by Subscriber) and Legal Department, Redrock Capital Venture, Limited (by telecopier and by email) on or before 6:00 PM EST on the same business day that the Company receives notice that (i) the Commission has no comments or no further comments on the Registration Statement, and (ii) the registration statement has been declared effective (failure to timely provide notice as required by this Section 11.2(a) shall be a material breach of the Company’s obligation and an Event of Default as defined in the Notes and a Non-Registration Event as defined in Section 11.4 of this Agreement);

(b)

prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective until such registration statement has been effective for a period of two (2) years, and comply with the provisions of the 1933 Act with respect to the disposition of all of the Registrable Securities covered by such registration statement in accordance with the Sellers’ intended method of disposition set forth in such registration statement for such period;

(c)

furnish to the Sellers, at the Company’s expense, such number of copies of the registration statement and the prospectus included therein (including each preliminary prospectus) as such persons reasonably may request in order to facilitate the public sale or their disposition of the securities covered by such registration statement or make them electronically available;

(d)

use its commercially reasonable best efforts to register or qualify the Registrable Securities covered by such registration statement under the securities or “blue sky” laws of New York and such jurisdictions as the Sellers shall request in writing, provided, however, that the Company shall not for any such purpose be required to qualify generally to transact business as a foreign corporation in any jurisdiction where it is not so qualified or to consent to general service of process in any such jurisdiction;

(e)

if applicable, list the Registrable Securities covered by such registration statement with any securities exchange on which the Common Stock of the Company is then listed;

(f)

notify the Subscriber within two hours of the Company’s becoming aware that a prospectus relating thereto is required to be delivered under the 1933 Act, of the happening of any event of which the Company has knowledge as a result of which the prospectus contained in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing or which becomes subject to a Commission, state or other governmental order suspending the effectiveness of the registration statement covering any of the Shares; and

(g)

provided same would not be in violation of the provision of Regulation FD under the 1934 Act, make available for inspection by the Sellers,  and any attorney, accountant or other agent retained by the Seller or underwriter, all publicly available, non-confidential financial and other records, pertinent corporate documents and properties of the Company, and cause the Company's officers, directors and employees to supply all publicly available, non-confidential information reasonably requested by the seller, attorney, accountant or agent in connection with such registration statement.

11.3.

Provision of Documents.  In connection with each registration described in this Section 11, each Seller will furnish to the Company in writing such information and representation letters with respect to itself and the proposed distribution by it as reasonably shall be necessary in order to assure compliance with federal and applicable state securities laws.

11.4.

Non-Registration Events.  The Company and the Subscriber agree that the Sellers will suffer damages if any registration statement required under Section 11.1(i) or 11.1(ii) is not filed within 60 days after written request and declared effective by the Commission within 120 days after such filing, and maintained in the manner and within the time periods contemplated by Section 11 hereof, and it would not be feasible to ascertain the extent of such damages with precision.  Accordingly, if  (A) the registration statement described in Sections 11.1(i) or 11.1(ii) is not filed within 60 days after such written request, or is not declared effective within 120 days after such written request, or (B) any registration statement described in Sections 11.1(i), or 11.1(ii) is filed and declared effective but shall thereafter cease to be effective without being succeeded within 15 business days by an effective replacement or amended registration statement or for a period of time which shall exceed 30 days in the aggregate per year (defined as a period of 365 days commencing on the initial effective date  (each such event referred to in clauses (A) through (E) of this Section 11.4 is referred to herein as a "Non-Registration Event"), then the Company shall deliver to the holder of Registrable Securities, as Liquidated Damages, for each 30 days or part thereof, an amount equal to two (2.0%) of the; (i) Purchase Price of the Notes remaining unconverted and (ii) purchase price of the Conversion Shares which are subject to such Non-Registration Event.  Liquidated Damages payable in connection with a Non-Registration Event described in clause (B) above shall accrue from the 90th calendar day after the Closing Date.  The Company must pay the Liquidated Damages in cash, except that the Subscriber may elect that such Liquidated Damages to be paid with shares of Common Stock with such shares valued at sixty percent (60%) of the Conversion Price in effect on each thirtieth day or sooner date upon which Liquidated Damages have accrued.  The Liquidated Damages must be paid within 10 days after the end of each thirty (30) day period or shorter part thereof for which Liquidated Damages are payable.  In the event a Registration Statement is filed by the Filing Date but is withdrawn prior to being declared effective by the Commission, then such Registration Statement will be deemed to have not been filed.  All oral or written comments received from the Commission relating to the Registration Statement must be satisfactorily responded to within 30 days in connection with the initial filing of the Registration Statement and within 20 days in connection with amendments to the Registration Statement after receipt of such comments from the Commission.  Failure to timely respond to Commission comments is a Non-Registration Event for which Liquidated Damages shall accrue and be payable by the Company to the holders of Registrable Securities at the same rate set forth above.  Notwithstanding the foregoing, the Company shall not be liable to the Subscriber under this Section 11.4 for any events or delays occurring as a consequence of the acts or omissions of the Subscriber contrary to the obligations undertaken by Subscriber in this Agreement.  Liquidated Damages will not accrue nor be payable pursuant to this Section 11.4 nor will a Non-Registration Event be deemed to have occurred for times during which Registrable Securities are transferable by the holder of Registrable Securities pursuant to Rule 144(k) under the 1933 Act.

11.5.

Expenses.  All expenses incurred by the Company in complying with Section 11, including, without limitation, all registration and filing fees, printing expenses (if required), fees and disbursements of counsel and independent public accountants for the Company, fees and expenses (including reasonable counsel fees) incurred in connection with complying with state securities or “blue sky” laws, fees of  FINRA, transfer taxes, and fees of transfer agents and registrars, are called “Registration Expenses.” All underwriting discounts and selling commissions applicable to the sale of Registrable Securities are called "Selling Expenses."  The Company will pay all Registration Expenses in connection with the registration statement under Section 11.  Selling Expenses in connection with each registration statement under Section 11 shall be borne by the Seller and may be apportioned among the Sellers in proportion to the number of shares sold by the Seller relative to the number of shares sold under such registration statement or as all Sellers thereunder may agree.

11.6.

Indemnification and Contribution.

(a)

In the event of a registration of any Registrable Securities under the 1933 Act pursuant to Section 11, the Company will, to the extent permitted by law, indemnify and hold harmless the Seller, each officer of the Seller, each director of the Seller, each underwriter of such Registrable Securities thereunder and each other person, if any, who controls such Seller or underwriter within the meaning of the 1933 Act, against any losses, claims, damages or liabilities, joint or several, to which the Seller, or such underwriter or controlling person may become subject under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such Registrable Securities was registered under the 1933 Act pursuant to Section 11, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances when made, and will subject to the provisions of Section 11.6(c) reimburse the Seller, each such underwriter and each such controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company shall not be liable to the Seller to the extent that any such damages arise out of or are based upon an untrue statement or omission made in any preliminary prospectus if (i) the Seller failed to send or deliver a copy of the final prospectus delivered by the Company to the Seller with or prior to the delivery of written confirmation of the sale by the Seller to the person asserting the claim from which such damages arise, (ii) the final prospectus would have corrected such untrue statement or alleged untrue statement or such omission or alleged omission, or (iii) to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by any such Seller, or any such controlling person in writing specifically for use in such registration statement or prospectus.

(b)

In the event of a registration of any of the Registrable Securities under the 1933 Act pursuant to Section 11, each Seller severally but not jointly will, to the extent permitted by law, indemnify and hold harmless the Company, and each person, if any, who controls the Company within the meaning of the 1933 Act, each officer of the Company who signs the registration statement, each director of the Company, each underwriter and each person who controls any underwriter within the meaning of the 1933 Act, against all losses, claims, damages or liabilities, joint or several, to which the Company or such officer, director, underwriter or controlling person may become subject under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement under which such Registrable Securities were registered under the 1933 Act pursuant to Section 11, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and each such officer, director, underwriter and controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action, provided, however, that the Seller will be liable hereunder in any such case if and only to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with information pertaining to such Seller, as such, furnished in writing to the Company by such Seller specifically for use in such registration statement or prospectus, and provided, further, however, that the liability of the Seller hereunder shall be limited to the net proceeds actually received by the Seller from the sale of Registrable Securities covered by such registration statement.

(c)

Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to such indemnified party other than under this Section 11.6(c) and shall only relieve it from any liability which it may have to such indemnified party under this Section 11.6(c), except and only if and to the extent the indemnifying party is prejudiced by such omission. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 11.6(c) for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected, provided, however, that, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be reasonable defenses available to it which are different from or additional to those available to the indemnifying party or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, the indemnified parties, as a group, shall have the right to select one separate counsel and to assume such legal defenses and otherwise to participate in the defense of such action, with the reasonable expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the indemnifying party as incurred.

(d)

In order to provide for just and equitable contribution in the event of joint liability under the 1933 Act in any case in which either (i) a Seller, or any controlling person of a Seller, makes a claim for indemnification pursuant to this Section 11.6 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 11.6 provides for indemnification in such case, or (ii) contribution under the 1933 Act may be required on the part of the Seller or controlling person of the Seller in circumstances for which indemnification is not provided under this Section 11.6; then, and in each such case, the Company and the Seller will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that the Seller is responsible only for the portion represented by the percentage that the public offering price of its securities offered by the registration statement bears to the public offering price of all securities offered by such registration statement, provided, however, that, in any such case, (y) the Seller will not be required to contribute any amount in excess of the public offering price of all such securities sold by it pursuant to such registration statement; and (z) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

11.7.

Delivery of Unlegended Shares.

(a)

Within seven (7) business days (such seventh business day being the “Unlegended Shares Delivery Date”) after the business day on which the Company has received (i) a notice that the Interest, Warrant or Conversion Shares or any other Common Stock held by a Subscriber have been sold pursuant to the Registration Statement or Rule 144 under the 1933 Act, (ii) a representation that the prospectus delivery requirements, or the requirements of Rule 144, as applicable and if required, have been satisfied, and (iii) the original share certificates representing the shares of Common Stock that have been sold, and (iv) in the case of sales under Rule 144, customary representation letters of the Subscriber and/or Subscriber’s broker regarding compliance with the requirements of Rule 144, the Company at its expense, (y) shall deliver, and shall cause legal counsel selected by the Company to deliver to its transfer agent (with copies to Subscriber) an appropriate instruction and opinion of such counsel, directing the delivery of shares of Common Stock without any legends including the legend set forth in Section 4(h) above, reissuable pursuant to any effective and current Registration Statement described in Section 11 of this Agreement or pursuant to Rule 144 under the 1933 Act (the “Unlegended Shares”); and (z) cause the transmission of the certificates representing the Unlegended Shares together with a legended certificate representing the balance of the submitted Shares certificate, if any, to the Subscriber at the address specified in the notice of sale, via express courier, by electronic transfer or otherwise on or before the Unlegended Shares Delivery Date.

(b)

In lieu of delivering physical certificates representing the Unlegended Shares, if the Company’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program, upon request of a Subscriber, so long as the certificates therefore do not bear a legend and the Subscriber is not obligated to return such certificate for the placement of a legend thereon, the Company shall cause its transfer agent to electronically transmit the Unlegended Shares by crediting the account of Subscriber’s prime Broker with DTC through its Deposit Withdrawal Agent Commission system.  Such delivery must be made on or before the Unlegended Shares Delivery Date.

(c)

The Company understands that a delay in the delivery of the Unlegended Shares pursuant to Section 11 hereof later than two business days after the Unlegended Shares Delivery Date could result in economic loss to the Subscriber.  As compensation to a Subscriber for such loss, the Company agrees to pay late payment fees (as liquidated damages and not as a penalty) to the Subscriber for late delivery of Unlegended Shares in the amount of $100 per business day after the Delivery Date for each $10,000 of purchase price of the Unlegended Shares subject to the delivery default.  If during any 360 day period, the Company fails to deliver Unlegended Shares as required by this Section 11.7 for an aggregate of thirty (30) days, then each Subscriber or assignee holding Securities subject to such default may, at its option, require the Company to redeem all or any portion of the Shares and Warrant Shares subject to such default at a price per share equal to 120% of the Purchase Price of such Common Stock and Warrant Shares (“Unlegended Redemption Amount”).  The amount of the aforedescribed liquidated damages that have accrued or been paid for the twenty day period prior to the receipt by the Subscriber of the Unlegended Redemption Amount shall be credited against the Unlegended Redemption Amount.  The Company shall pay any payments incurred under this Section in immediately available funds upon demand.

(d)

In addition to any other rights available to a Subscriber, if the Company fails to deliver to a Subscriber Unlegended Shares as required pursuant to this Agreement, within seven (7) business days after the Unlegended Shares Delivery Date and the Subscriber purchases (in an open market transaction or otherwise) shares of common stock to deliver in satisfaction of a sale by such Subscriber of the shares of Common Stock which the Subscriber was entitled to receive from the Company (a "Buy-In"), then the Company shall pay in cash to the Subscriber (in addition to any remedies available to or elected by the Subscriber) the amount by which (A) the Subscriber's total purchase price (including brokerage commissions, if any) for the shares of common stock so purchased exceeds (B) the aggregate purchase price of the shares of Common Stock delivered to the Company for reissuance as Unlegended Shares  together with interest thereon at a rate of 15% per annum, accruing until such amount and any accrued interest thereon is paid in full (which amount shall be paid as liquidated damages and not as a penalty).  For example, if a Subscriber purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to $10,000 of purchase price of shares of Common Stock delivered to the Company for reissuance as Unlegended Shares, the Company shall be required to pay the Subscriber $1,000, plus interest. The Subscriber shall provide the Company written notice indicating the amounts payable to the Subscriber in respect of the Buy-In.

(e)

In the event a Subscriber shall request delivery of Unlegended Shares as described in Section 11.7 and the Company is required to deliver such Unlegended Shares pursuant to Section 11.7, the Company may not refuse to deliver Unlegended Shares based on any claim that such Subscriber or any one associated or affiliated with such Subscriber has been engaged in any violation of law, or for any other reason, unless, an injunction or temporary restraining order from a court, on notice, restraining and or enjoining delivery of such Unlegended Shares or exercise of all or part of said Warrant shall have been sought and obtained and the Company has posted a surety bond for the benefit of such Subscriber in the amount of 120% of the amount of the aggregate purchase price of the Common Stock and Warrant Shares which are subject to the injunction or temporary restraining order, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such Subscriber to the extent Subscriber obtains judgment in Subscriber’s favor.

12.

(a)

Right of First Refusal.   For a period of three (3) years from the Closing Date, the Subscriber shall be given not less than seven (7) business days prior written notice of any proposed sale by the Company of its common stock or other securities or debt obligations, except in connection with (i) full or partial consideration in connection with a strategic merger, acquisition, consolidation or purchase of substantially all of the securities or assets of corporation or other entity which holders of such securities or debt are not at any time granted registration rights, (ii) the Company’s issuance of securities in connection with strategic license agreements and other partnering arrangements so long as such issuances are not for the purpose of raising capital which holders of such securities or debt are not at any time granted registration rights , (iii) the Company’s issuance of Common Stock or the issuances or grants of options to purchase Common Stock pursuant to stock option plans and employee stock purchase plans described in the Reports, (iv) as a result of the conversion of Notes which are granted or issued pursuant to this Agreement, (v) the payment of any interest on the Notes and liquidated damages, or damages pursuant to the Transaction Documents, and (vi) as has been described in the Reports or Other Written Information filed with the Commission or delivered to the Subscriber prior to the Closing Date (collectively the foregoing are “Excepted Issuances”).  The Subscriber who exercise their rights pursuant to this Section 12(a) shall have the right during the seven (7) business days following receipt of the notice to purchase such offered common stock, debt or other securities in accordance with the terms and conditions set forth in the notice of sale in the same proportion to each other as their purchase of Notes in the Offering.  In the event such terms and conditions are modified during the notice period, the Subscriber shall be given prompt notice of such modification and shall have the right during the seven (7) business days following the notice of modification to exercise such right.

(b)

Favored Nations Provision.   Other than in connection with the Excepted Issuances, if at any time Notes are outstanding the Company shall offer, issue or agree to issue any common stock or securities convertible into or exercisable for shares of common stock (or modify any of the foregoing which may be outstanding) to any person or entity at a price per share or conversion or exercise price per share which shall be less than the Conversion Price in respect of the Conversion Shares, without the consent of the Subscriber, then the Company shall issue, for each such occasion, additional shares of Common Stock to the Subscriber so that the average per share purchase price of the shares of Common Stock issued to the Subscriber (of only the Common Stock still owned by the Subscriber) is equal to such other lower price per share and the Conversion Price shall automatically be adjusted as provided in the Note. The delivery to the Subscriber of the additional shares of Common Stock shall be not later than the closing date of the transaction giving rise to the requirement to issue additional shares of Common Stock.  The Subscriber is granted the registration rights described in Section 11 hereof in relation to such additional shares of Common Stock except that the Filing Date and Effective Date vis-à-vis such additional common shares shall be, respectively, the thirtieth (30th) and sixtieth (60th) date after the closing date giving rise to the requirement to issue the additional shares of Common Stock.  For purposes of the issuance and adjustment described in this paragraph, the issuance of any security of the Company carrying the right to convert such security into shares of Common Stock or of any warrant, right or option to purchase Common Stock shall result in the issuance of the additional shares of Common Stock upon the sooner of the agreement to or actual issuance of such convertible security, warrant, right or option and again at any time upon any subsequent issuances of shares of Common Stock upon exercise of such conversion or purchase rights if such issuance is at a price lower than the Conversion Price in effect upon such issuance.  In addition, if the Company issues or agrees to issue the aforementioned securities at terms deemed by the Subscriber to be more favorable than the terms contained in this Offering, then the Subscriber is granted the right, at its election to modify any term of this Offering to match a more favorable term provided by the Company is such future offering.  The rights of the Subscriber set forth in this Section 12 are in addition to any other rights the Subscriber has pursuant to this Agreement, the Note, any Transaction Document, and any other agreement referred to or entered into in connection herewith.

(c)

Paid In Kind.   The Subscriber may demand that some or all of the sums payable to the Subscriber pursuant to Sections 7.1(c), 7.2, 7.5, 11.4, 11.7(c), 11.7(d) and 11.7(e) that are not paid within ten business days after the required payment date be paid in shares of Common Stock valued at the Conversion Price in effect at the time Subscriber makes such demand or, at the Subscriber’s election, at such other valuation described in the Transaction Documents.  In addition to any other rights granted to the Subscriber herein, the Subscriber is also granted the registration rights set forth in Section 11.1(ii) hereof in relation to the aforedescribed shares of Common Stock.

(d)

Maximum Exercise of Rights.   In the event the exercise of the rights described in Sections 12(a), 12(b) and 12(c) would result in the issuance of an amount of common stock of the Company that would exceed the maximum amount that may be issued to a Subscriber calculated in the manner described in Section 7.3 of this Agreement, then the issuance of such additional shares of common stock of the Company to such Subscriber will be deferred in whole or in part until such time as such Subscriber is able to beneficially own such common stock without exceeding the maximum amount set forth calculated in the manner described in Section 7.3 of this Agreement.  The determination of when such common stock may be issued shall be made by each Subscriber as to only such Subscriber.

13.

Miscellaneous.

(a)

Notices.  All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice.  Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.  The addresses for such communications shall be: (i) if to the Company, to: NextMart, Inc., Oriental Plaza Bldg. W3, Twelfth Floor, 1 East Chang'an Avenue, Dongcheng District, Beijing, 100738 PRC Attn: Ren Huiliang, Chief Executive Officer, telecopier: +86 10 8518 9797 and (ii) if to the Subscriber, to: the one or more addresses and telecopier numbers indicated on the signature pages hereto, with an additional copy by telecopier only to: Oriental Plaza Bldg. W3 12 Fl. East Chang'an Ave. Dongcheng District Beijing, 100738 PRC, Attention: Legal Department, Redrock Capital Venture, Limited.

(b)

Entire Agreement; Assignment.  This Agreement and other documents delivered in connection herewith represent the entire agreement between the parties hereto with respect to the subject matter hereof and may be amended only by a writing executed by both parties.  Neither the Company nor the Subscriber have relied on any representations not contained or referred to in this Agreement and the documents delivered herewith.   No right or obligation of the Company shall be assigned without prior notice to and the written consent of the Subscriber.

(c)

 Counterparts/Execution.  This Agreement may be executed in any number of counterparts and by the different signatories hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.  This Agreement may be executed by facsimile signature and delivered by facsimile transmission.

(d)

Law Governing this Agreement.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles that would result in the application of the substantive laws of another jurisdiction.  Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the civil or state courts of New York or in the federal courts located in New York County.  The parties and the individuals executing this Agreement and other agreements referred to herein or delivered in connection herewith on behalf of the Company agree to submit to the jurisdiction of such courts and waive trial by jury.  The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs.  In the event that any provision of this Agreement or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law.  Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement.

(e)

Specific Enforcement, Consent to Jurisdiction.  The Company and Subscriber acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to one or more preliminary and final injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which any of them may be entitled by law or equity.  Subject to Section 13(d) hereof, each of the Company, Subscriber and any signator hereto in his personal capacity hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction in New York of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper.  Nothing in this Section shall affect or limit any right to serve process in any other manner permitted by law.

(f)

Damages.   In the event the Subscriber is entitled to receive any liquidated damages pursuant to the Transactions, the Subscriber may elect to receive the greater of actual damages or such liquidated damages.

(g)

As used in the Agreement, “consent of the Subscriber” or similar language means the consent of holders of not less than 80% of the total of the Shares issued and issuable upon conversion of outstanding Notes owned by Subscriber on the date consent is requested.

[THIS SPACE INTENTIONALLY LEFT BLANK]

SIGNATURE PAGE TO SUBSCRIPTION AGREEMENT (A)

Please acknowledge your acceptance of the foregoing Subscription Agreement by signing and returning a copy to the undersigned whereupon it shall become a binding agreement between us.

NEXTMART, INC.

a Delaware corporation

By:_________________________________

Name:

Title:

Dated: March 9, 2009

SUBSCRIBER	NOTE PRINCIPAL
Redrock Capital Venture, Limited ______________________________________ (Signature) By:	$1,250,000 on the Initial Closing Date and $250,000 on the Final Closing Date

LIST OF EXHIBITS AND SCHEDULES

Exhibit A

Form of Note

Exhibit 10.2

THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO NEXTMART, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

Principal Amount: $1,250,000

Issue Date: March 9, 2009

SENIOR CONVERTIBLE PROMISSORY NOTE

FOR VALUE RECEIVED, NEXTMART, INC., a Delaware corporation (hereinafter called "Borrower"), hereby promises to pay to Redrock Capital Venture, Limited at Oriental Plaza Bldg. W3 12 Fl. East Chang'an Ave. Dongcheng District Beijing, 100738 PRC,  (the "Holder") or its registered assigns or successors in interest or order, without demand, the sum of One Million Two Hundred and Fifty Thousand Dollars (US$1,250,000) (“Principal Amount”), on June 1st, 2010 (the "Maturity Date"), if not sooner paid.

This Note has been entered into pursuant to the terms of a subscription agreement between the Borrower and the Holder dated of even date herewith (the “Subscription Agreement”), and shall be governed by the terms of such Subscription Agreement.  Unless otherwise separately defined herein, all capitalized terms used in this Note shall have the same meaning as is set forth in the Subscription Agreement.  The following terms shall apply to this Note:

ARTICLE I

INTEREST ; AMORTIZATION; SENIORITY

1.1.

 Interest Rate.   Subject to Section 5.7 hereof, interest payable on this Note shall be paid in the form of common stock of the Borrower. All Interest due on this Note shall be prepaid on the Closing Date (as defined in the Subscription Agreement) and Holder shall receive, in full consideration of all Interest owed on this Note, 2,500,000 shares of Holder’s Common Stock (“Interest Shares”). The Interest Shares shall contain a restrictive legend as set forth under Section 4(h) of the Subscription Agreement.

1.2.    Seniority.  The indebtedness under this note shall rank senior to all current and future indebtedness of the Borrower and shall not be subordinated to any obligations of the Borrower.  For so long as this Note is outstanding, Borrower shall take all steps reasonably necessary to protect, preserve and maintain the senior status of the Notes, including the procurement of subordination agreements from any future debtholders of the Borrower.

ARTICLE II

CONVERSION REPAYMENT

2.1.

No Effective Registration.   Notwithstanding anything to the contrary herein, no amount payable hereunder may be paid in shares of Common Stock by the Borrower without the Holder’s consent unless (a) either (i) an effective current Registration Statement covering the shares of Common Stock to be issued in satisfaction of such obligations exists, or (ii) an exemption from registration of the Common Stock is available pursuant to Rule 144(k) of the 1933 Act, and (b) no Event of Default hereunder (or an event that with the passage of time or the giving of notice could become an Event of Default), exists and is continuing, unless such event or Event of Default is cured within any applicable cure period or is otherwise waived in writing by the Holder in whole or in part at the Holder's option.

2.2.

Optional Redemption of Principal Amount.  Provided an Event of Default has not occurred, the Borrower will have the option of prepaying the outstanding Principal Amount of this Note ("Optional Redemption"), in whole or in part, by paying to the Holder a sum of money equal to the Applicable Percentage (as defined below) multiplied by the Principal Amount to be redeemed, together with any and all other sums due, accrued or payable to the Holder arising under this Note or any Transaction Document through the Redemption Payment Date as defined below (the "Redemption Amount").  “Applicable Percentage” shall mean: (A) 120%, for Optional Redemptions within 12 months of the Issue Date; and (B) 135%, for Optional Redemptions occurring after the 12th month and before the end of the Maturity Date.  Borrower’s election to exercise its right to prepay must be by notice in writing (“Notice of Redemption”).  The Notice of Redemption shall specify the date for such Optional Redemption (the "Redemption Payment Date"), which date shall be thirty (30) days after the date of the Notice of Redemption (the "Redemption Period").  A Notice of Redemption shall not be effective with respect to any portion of the Principal Amount for which the Holder has a pending election to convert, or for conversions initiated or made by the Holder during the Redemption Period.   On the Redemption Payment Date, the Redemption Amount, less any portion of the Redemption Amount against which the Holder has exercised its conversion rights, shall be paid in good funds to the Holder. In the event the Borrower fails to pay the Redemption Amount on the Redemption Payment Date as set forth herein, then (i) such Notice of Redemption will be null and void, (ii) Borrower will have no right to deliver another Notice of Redemption, and (iii) Borrower’s failure may be deemed by Holder to be a non-curable Event of Default.

ARTICLE III

CONVERSION RIGHTS

3.1.

Holder's Conversion Rights.   Subject to Section 3.2, the Holder shall have the right, but not the obligation, to convert all or any portion of the then aggregate outstanding Principal Amount of this Note, together fees due hereon, and any sum arising under the Subscription Agreement, and the Transaction Documents, including but not limited to Liquidated Damages, into shares of Common Stock, subject to the terms and conditions set forth in this Article III at the rate of $0.015 per share of Common Stock (“Fixed Conversion Price”) as same may be adjusted pursuant to this Note and the Subscription Agreement. The Holder may exercise such right by delivery to the Borrower of a written Notice of Conversion pursuant to Section 3.3. After the occurrence of an Event of Default, the Fixed Conversion Price shall be 80% of the VWAP for the five trading days prior to a Conversion Date.

3.2.

Conversion Limitation.   The Holder shall not be entitled to convert on a Conversion Date that amount of the Note in connection with that number of shares of Common Stock which would be in excess of the sum of (i) the number of shares of Common Stock beneficially owned by the Holder and its affiliates on a Conversion Date, (ii) any Common Stock issuable in connection with the unconverted portion of the Note, and (iii) the number of shares of Common Stock issuable upon the conversion of the Note with respect to which the determination of this provision is being made on a Conversion Date, which would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock of the Borrower on such Conversion Date.  For the purposes of the provision to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder.  Subject to the foregoing, the Holder shall not be limited to aggregate conversions of only 4.99% and aggregate conversion by the Holder may exceed 4.99%.  The Holder shall have the authority and obligation to determine whether the restriction contained in this Section 3.2 will limit any conversion hereunder and to the extent that the Holder determines that the limitation contained in this Section applies, the determination of which portion of the Notes are convertible shall be the responsibility and obligation of the Holder.  The Holder may waive the conversion limitation described in this Section 3.2, in whole or in part, upon and effective after 61 days prior written notice to the Borrower.  The Holder may allocate decide whether to convert a Note or exercise Warrants to achieve an actual 4.99% ownership position.

3.3.

Mechanics of Holder's Conversion.

(a)

In the event that the Holder elects to convert any amounts outstanding under this Note into Common Stock, the Holder shall give notice of such election by delivering an executed and completed notice of conversion (a "Notice of Conversion") to the Borrower, which Notice of Conversion shall provide a breakdown in reasonable detail of the Principal Amount, accrued interest and amounts being converted.  The original Note is not required to be surrendered to the Borrower until all sums due under the Note have been paid.  On each Conversion Date (as hereinafter defined) and in accordance with its Notice of Conversion, the Holder shall make the appropriate reduction to the Principal Amount, accrued interest and fees as entered in its records.  Each date on which a Notice of Conversion is delivered or telecopied to the Borrower in accordance with the provisions hereof shall be deemed a "Conversion Date." A form of Notice of Conversion to be employed by the Holder is annexed hereto as Exhibit A.

(b)

Pursuant to the terms of a Notice of Conversion, the Borrower will issue instructions to the transfer agent accompanied by an opinion of counsel, if so required by the Borrower's transfer agent and shall cause the transfer agent to transmit the certificates representing the Conversion Shares to the Holder by crediting the account of the Holder's designated broker within seven  (7) business days after receipt by the Borrower of the Notice of Conversion (the "Delivery Date"). In the case of the exercise of the conversion rights set forth herein the conversion privilege shall be deemed to have been exercised and the Conversion Shares issuable upon such conversion shall be deemed to have been issued upon the date of receipt by the Borrower of the Notice of Conversion. The Holder shall be treated for all purposes as the record holder of such shares of Common Stock, unless the Holder provides the Borrower written instructions to the contrary. Notwithstanding the foregoing to the contrary, the Borrower or its transfer agent shall only be obligated to issue and deliver the shares to the DTC on the Holder’s behalf via DWAC (or certificates free of restrictive legends) if the registration statement providing for the resale of the shares of Common Stock issuable upon the conversion of this Note is effective and the Holder has complied with all applicable securities laws in connection with the sale of the Common Stock, including, without limitation, the prospectus delivery requirements.  In the event that Conversion Shares cannot be delivered to the Holder via DWAC, the Borrower shall deliver physical certificates representing the Conversion Shares by the Delivery Date.

3.4.

Conversion Mechanics.

(a)

The number of shares of Common Stock to be issued upon each conversion of this Note pursuant to this Article III shall be determined by dividing that portion of the Principal Amount and interest and fees to be converted, if any, by the then applicable Fixed Conversion Price.

(b)

The Fixed Conversion Price and number and kind of shares or other securities to be issued upon conversion shall be subject to adjustment from time to time upon the happening of certain events while this conversion right remains outstanding, as follows:

A.

Merger, Sale of Assets, etc.  If the Borrower at any time shall consolidate with or merge into or sell or convey all or substantially all its assets to any other corporation, this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase such number and kind of shares or other securities and property as would have been issuable or distributable on account of such consolidation, merger, sale or conveyance, upon or with respect to the securities subject to the conversion or purchase right immediately prior to such consolidation, merger, sale or conveyance.  The foregoing provision shall similarly apply to successive transactions of a similar nature by any such successor or purchaser.  Without limiting the generality of the foregoing, the anti-dilution provisions of this Section shall apply to such securities of such successor or purchaser after any such consolidation, merger, sale or conveyance.

B.

Reclassification, etc.  If the Borrower at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes, this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

C.

Stock Splits, Combinations and Dividends.  If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock in shares of Common Stock, the Conversion Price shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

D.

Share Issuance.   So long as this Note is outstanding, if the Borrower shall issue any Common Stock except for the Excepted Issuances (as defined in the Subscription Agreement), prior to the complete conversion or payment of this Note, for a consideration less than the Fixed Conversion Price that would be in effect at the time of such issue, then, and thereafter successively upon each such issuance, the Fixed Conversion Price shall be reduced to such other lower issue price.  For purposes of this adjustment, the issuance of any security or debt instrument of the Borrower carrying the right to convert such security or debt instrument into Common Stock or of any warrant, right or option to purchase Common Stock shall result in an adjustment to the Fixed Conversion Price upon the issuance of the above-described security, debt instrument, warrant, right, or option and again upon the issuance of shares of Common Stock upon exercise of such conversion or purchase rights if such issuance is at a price lower than the then applicable Conversion Price.  The reduction of the Fixed Conversion Price described in this paragraph is in addition to the other rights of the Holder described in the Subscription Agreement.

(c)

Whenever the Conversion Price is adjusted pursuant to Section 3.4(b) above, the Borrower shall promptly mail to the Holder a notice setting forth the Conversion Price after such adjustment and setting forth a statement of the facts requiring such adjustment.

3.5.

Reservation.   During the period the conversion right exists, Borrower will reserve from its authorized and unissued Common Stock not less than one hundred percent ( 100%) of the number of shares to provide for the issuance of Common Stock upon the full conversion of this Note. Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable.  Borrower agrees that its issuance of this Note shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of this Note.

3.6

Issuance of Replacement Note.  Upon any partial conversion of this Note, a replacement Note containing the same date and provisions of this Note shall, at the written request of the Holder, be issued by the Borrower to the Holder for the outstanding Principal Amount of this Note and accrued interest which shall not have been converted or paid, provided Holder has surrendered an original Note to the Borrower. In the event that the Holder elects not to surrender a Note for reissuance upon partial payment or conversion, the Holder hereby indemnifies the Borrower against any and all loss or damage attributable to a third-party claim in an amount in excess of the actual amount then due under the Note.

ARTICLE IV

EVENTS OF DEFAULT

The occurrence of any of the following events of default ("Event of Default") shall, at the option of the Holder hereof, make all sums of principal and interest then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, upon demand, without presentment, or grace period, all of which hereby are expressly waived, except as set forth below:

4.1

Failure to Pay Principal or Interest.  The Borrower fails to pay any installment of Principal Amount, interest or other sum due under this Note or any Transaction Document when due and such failure continues for a period of 5 business days after the due date.

4.2

Breach of Covenant.  The Borrower breaches any material covenant or other term or condition of the Subscription Agreement, this Note or Transaction Document in any material respect and such breach, if subject to cure, continues for a period of 10 business days after written notice to the Borrower from the Holder.

4.3

Breach of Representations and Warranties.  Any material representation or warranty of the Borrower made herein, in the Subscription Agreement, Transaction Document or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith or therewith shall be false or misleading in any material respect as of the date made and the Closing Date.

4.4

Receiver or Trustee.  The Borrower or any Subsidiary of Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for them or for a substantial part of their property or business; or such a receiver or trustee shall otherwise be appointed.

4.5

Judgments.  Any money judgment, writ or similar final process shall be entered or filed against Borrower or any subsidiary of Borrower or any of their property or other assets for more than $150,000, and shall remain unvacated, unbonded or unstayed for a period of 45 days.

4.6

Non-Payment.   The Borrower shall have received a notice of default, which remains uncured for a period of more than 20 business days, on the payment of any one or more debts or obligations aggregating in excess of $50,000 beyond any applicable grace period;

4.7

Bankruptcy.  Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Borrower or any Subsidiary of Borrower and if instituted against them are not dismissed within 45 days of initiation.

4.8

Delisting.   Failure of the Common Stock to be quoted or listed on the OTC Bulletin Board (“Bulletin Board”) or other Principal Market; failure to comply with the requirements for continued listing on the Bulletin Board for a period of seven consecutive trading days; or notification from the Bulletin Board or any Principal Market that the Borrower is not in compliance with the conditions for such continued listing on the Bulletin Board or other Principal Market.

4.9

Stop Trade.  An SEC or judicial stop trade order or Principal Market trading suspension with respect to Borrower’s Common Stock that lasts for five or more consecutive trading days.

4.10

Failure to Deliver Common Stock or Replacement Note.  Borrower's failure to timely deliver Common Stock to the Holder pursuant to and in the form required by this Note or the Subscription Agreement, and, if requested by Borrower, a replacement Note, and such failure continues for a period of 3 business days after the due date ..

4.11

Non-Registration Event.  The occurrence of a Non-Registration Event as described in the Subscription Agreement.

4.12

Reverse Splits.  The Borrower effectuates a reverse split of its Common Stock without twenty days prior written notice to the Holder.

4.14

Cross Default.  A default by the Borrower of a material term, covenant, warranty or undertaking of any Transaction Document or other agreement to which the Borrower and Holder are parties, or the occurrence of a material event of default under any such other agreement which is not cured after any required notice and/or cure period.

ARTICLE V

MISCELLANEOUS

5.1

Failure or Indulgence Not Waiver.  No failure or delay on the part of Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.  All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

5.2

Notices.  All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice.  Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.  The addresses for such communications shall be: (i) if to the Borrower to: NextMart, Inc., Oriental Plaza Bldg. W3, Twelfth Floor, 1 East Chang'an Avenue, Dongcheng District, Beijing, 100738 PRC Attn: Ren Huiliang, Chief Executive Officer, telecopier: +86 10 8518 9797, and (ii) if to Holder, to the name, address and telecopy number set forth on the front page of this Note, with an additional copy by telecopier only to: Daniel H. Luciano, Esq, 242A West Valley Brook Road, Califon, NJ 07830, telecopier number: (847) 556-1456.

5.3

Amendment Provision.  The term "Note" and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

5.4

Assignability.  This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns.

5.5

Cost of Collection.  If default is made in the payment of this Note, Borrower shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys' fees.

5.6

Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles that would result in the application of the substantive laws of another jurisdiction.  Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the state of New York. Both parties and the individual signing this Note on behalf of the Borrower agree to submit to the jurisdiction of such courts. The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Borrower in any other jurisdiction to collect on the Borrower's obligations to Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court in favor of the Holder.

5.7

Maximum Payments.  Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law.  In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

5.8.

Construction.   Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.

5.9

Redemption.  This Note may not be redeemed or called without the consent of the Holder except as described in this Note.

5.10

Shareholder Status.  The Holder shall not have rights as a shareholder of the Borrower with respect to unconverted portions of this Note.  However, the Holder will have the rights of a shareholder of the Borrower with respect to the Shares of Common Stock to be received after delivery by the Holder of a Conversion Notice to the Borrower.

IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by an authorized officer as of the 9th day of March 2009.

NEXTMART, INC.

By:________________________________

Name:  Mr. Ren Huiliang

Title:  Chief Executive Officer

WITNESS:

______________________________________

NOTICE OF CONVERSION

(To be executed by the Registered Holder in order to convert the Note)

The undersigned hereby elects to convert $_________ of the principal and $_________ of the interest due on the Note issued by NextMart, Inc. on ____, 200_ into Shares of Common Stock of NextMart, Inc. (the "Borrower") according to the conditions set forth in such Note, as of the date written below.

Date of Conversion:____________________________________________________________________

Conversion Price:______________________________________________________________________

Number of Shares of Common Stock Beneficially Owned on the Conversion Date: Less than 5% of the outstanding Common Stock of NextMart, Inc.

Shares To Be Delivered:_________________________________________________________________

Signature:____________________________________________________________________________

Print Name:__________________________________________________________________________

Address:_____________________________________________________________________________

   ____________________________________________________________________________